EXHIBIT 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement’s No. 333-147767, and 333-145395 as amended, on Form F-10, of Agrium Inc., of our report dated April 18, 2008, except for Note 21, as to which the date is April 30, 2008, (which report includes an explanatory paragraph concerning the adoption of Financial Accounting Standard Board’s Interpretation No. 48, Accounting for Uncertainty in Income Taxes), relating to the financial statements of UAP Holding Corp. and subsidiaries as of February 24, 2008 and February 25, 2007, and for the years then ended, appearing in this Current Report on Form 6-K of Agrium, Inc. dated May 23, 2008.

/s/ DELOITTE & TOUCHE LLP

May 23, 2008
Denver, Colorado